EXHIBIT 99.1

Dear Shareholders:

I have spoken to some of you about the serious and disturbing news that broke last week about Serhat Gumrukcu. Enochian’s rigorous foundation is rooted in independently conducted science, and our commitment to the promise of our potential therapies remains strong. Enochian’s value as a company is derived from scientific patents that we own or license and the potential these ideas carry to cure or treat some of the world’s most widespread, deadly, and intractable diseases. This value has been recognized by renowned scientists who have been and continue to conduct the groundbreaking research derived from these patents.

Shorters of Enochian stock have released misleading propaganda about the company in a thinly veiled attempt to smear its reputation and drive ENOB stock price down. Given these allegations about the company, I wanted to reach out directly to you.

These attacks against Enochian Biosciences attempt to conflate the inventor’s past with our future as a company – despite the fact that the inventor has never held a formal role with the company; despite the fact that our company had no knowledge of certain legal issues in which the inventor was involved in foreign jurisdictions; and despite the fact that the inventor’s scientific advisory role with Enochian was terminated as soon as the company learned about these allegations last week.

The allegations against the inventor are disturbing, and we take them seriously. Personally, while they are still only accusations and everyone is innocent until proven guilty, I was shocked to have learned last week of these allegations and past history.

Enochian’s value and promise is based on the science – on the inventor’s ideas — not on his alleged actions. His past is not connected to Enochian’s future and the company we have become. We are confident in our position with respect to the intellectual property, in the science, in the promise of Enochian, and in the importance of our company moving forward to pursue live-saving cures for some of the most pressing public health challenges facing us today.

To be clear on several misrepresentations:

The Board and Management were unaware of the lawsuit in Turkey until a writer started contacting Board members late last week. As a footnote in the article indicates, there is no central database for pending lawsuits in Turkey. The character references from Dr. Carol Brosgart and me were provided as part of a U.S. citizenship application in 2020 without any knowledge of the Turkish case. Dr. Brosgart provided that information in writing to the author, yet his story knowingly misrepresented the purpose of the reference.

Regarding the Los Angeles-based court case, it is a matter of public record and related to a bank overdraft that even the author points out was only $3,690.00 for which the inventor was fined and placed on probation for 5 years. All other charges were dropped. Approximately, three years later, on September 4, 2020, the case was dismissed.

The recent, shocking arrest was entirely unknown to any members of Management or the Board until early evening last Tuesday. Details and the specific charges were unknown until the U.S. Department of Justice issued its press release – which was when several of the Board members learned the details of the arrest.

Bottom line, the Enochian of today is very different than the company at the time of the merger. The Company has grown in staff and senior leadership, including the recent hiring of an Executive Vice President of Research and Development and Senior Vice President of Clinical Operations, each with decades of experience in large Pharmaceutical Companies and Biotech.

The Board of Directors has also evolved to include leaders in Biotech and large Pharmaceuticals, including the recently named Lead Independent Director, who was previously Interim CEO and General Counsel of Gilead Sciences for nearly 20 years. Enochian is built on a strong foundation of scientific research conducted independently by leaders in their fields and reviewed regularly by renowned researchers who are members of various scientific advisory boards. The science is the science, and the data are the data. The Company is led by a strong Management team. It is that company in which the Board expressed strong confidence last week.